Exhibit 99.1

NOTICE OF

TRADING BLACKOUT PERIOD

FOR

DIRECTORS AND EXECUTIVE OFFICERS

TO:	All Executive Officers and Directors
Apartment Investment and Management Company (“Aimco”)

FROM:	Aimco

DATE:	November 19, 2020

SUBJECT:	BTR Blackout Period

This Notice is being presented to you as required under Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission pursuant to Section 306(a)(6) of the Sarbanes-Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under the Aimco 401(k) Retirement Plan (the “401(k) Plan”), during which you will be generally prohibited from effecting any direct or indirect transactions in Apartment Investment and Management Company common stock (“Aimco Common Stock”) (ticker: AIV), that you acquired in connection with your service or employment as a director or executive officer of Aimco.

Reasons for the Blackout Period

The Aimco Board may approve a spin-off of Aimco’s interest in the newly created Apartment Income REIT Corp. to the holders of Aimco Common Stock (the “spin-off”). Currently, the 401(k) Plan holds shares of Aimco Common Stock. If the spin-off is consummated, for each share of Aimco Common Stock held in a participant’s account in the 401(k) Plan (if any), the account will receive one share of Apartment Income REIT Corp. common stock (“AIR Common Stock”) (ticker: AIRC). If the spin-off is consummated, then after the spin-off, each such account will hold both Aimco Common Stock and AIR Common Stock. The blackout period with respect to the Aimco Common Stock is necessary in order to process the new AIR Common Stock into the 401(k) Plan.

Impact on Affected Plan Rights

If such changes occur, then as a result 401(k) Plan participants and beneficiaries will be temporarily unable to direct or diversify investments in individual accounts under the 401(k) Plan that hold investment in Aimco Common Stock, or obtain a loan, withdrawal or distribution from such accounts under the 401(k) Plan during the temporary blackout period.

Length of Blackout Period

The blackout period for the 401(k) Plan will begin at 4:00 P.M. Eastern Time on Monday, December 14, 2020 and extend through Monday, December 21, 2020, or earlier, if possible.

Restrictions on Executive Officers and Directors During Blackout Period.

The blackout period has a direct impact on executive officers’ and directors’ ability to trade Aimco Common Stock regardless of whether the executive officers or directors participate in the 401(k) Plan or have individual accounts under the 401(k) Plan that hold investments in Aimco Common Stock. During the blackout period, the executive officers and directors of Aimco will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Aimco Common Stock that you acquired in connection with your service or employment as a director or executive officer of Aimco. For this purpose, there is a rebuttable presumption that any Aimco Common Stock that you attempt to transfer during the blackout period was acquired in connection with your service or employment as a director or executive officer of Aimco. These trading restrictions include any indirect trading where you have a pecuniary interest in the transaction. Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest are prohibited during the blackout period.

Who to Contact for Additional Information

If you have questions concerning this Notice or the trading restrictions described above, please contact:

Lisa Cohn

Executive Vice President & General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1700

Denver, CO 80237

Email: lisa.cohn@aimco.com

Phone: 303-691-4415